Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (the “Amendment”), dated as of July 16, 2013, is made by and among SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), ALLOS THERAPEUTICS, INC., a Delaware corporation, the other Loan Parties (as defined in the Credit Agreement (as defined below)) signatory hereto, BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement) (in such capacity, the “Administrative Agent”), and as Swingline Lender and L/C Issuer, and each of the Lenders signatory hereto. Each capitalized term used and not otherwise defined in this Amendment has the definition specified in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of September 5, 2012 (as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”), pursuant to which the Lenders have made available to the Borrower a revolving credit facility;

WHEREAS, the Borrower has advised the Lenders and the Administrative Agent that it intends to, directly or indirectly, acquire all of the Equity Interests of Talon Therapeutics, Inc., a Delaware corporation (“Talon”) pursuant to a Stock Purchase Agreement by and among Eagle Acquisition Sub, Inc., a Delaware corporation, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P., in the form attached hereto as Exhibit A (the “Talon Acquisition Agreement”; and such acquisition, the “Talon Acquisition”);

WHEREAS, the Borrower and the other Loan Parties have requested that the Credit Agreement be amended in order to permit the Talon Acquisition, reduce the Aggregate Commitments for the revolving credit facility to $50,000,000 and make certain other amendments as set forth herein;

WHEREAS, the Administrative Agent and certain of the Lenders are willing to make such amendments on the terms and conditions contained in this Amendment; and

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in proper alphabetical order:

“ ‘First Amendment’ means that certain Amendment No. 1 to Credit Agreement, dated as of the First Amendment Effective Date, by and among Borrower, the other Loan Parties, the Administrative Agent and the Lenders signatory thereto.

“ ‘First Amendment Effective Date’ means July 16, 2013.”

“ ‘Talon’ means Talon Therapeutics, Inc., a Delaware corporation.”

“ ‘Talon Acquisition’ means the Acquisition by the Borrower, directly or indirectly, of all of the Equity Interests of Talon pursuant to and in accordance with the Talon Acquisition Agreement.”

“ ‘Talon Acquisition Agreement’ means that certain Stock Purchase Agreement by and among Eagle Acquisition Sub, Inc., a Delaware corporation, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P.”

“ ‘Talon Acquisition Documents’ means the Talon Acquisition Agreement and each other agreement, instrument or other document (including, without limitation, employment agreements with the senior management of Talon) (together with all exhibits, schedules and appendices thereto) entered into by any Loan Party in connection with the Talon Acquisition.”

(b) The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the pricing grid set forth therein and inserting the following in lieu thereof:

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate & Letter of Credit Fee	Base Rate	Commitment Fee
1	Less than 0.50 to 1.00	3.75%	2.75%	0.375%
2	Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	4.00%	3.00%	0.500%
3	Greater than or equal to 1.00 to 1.00	4.25%	3.25%	0.625%

(c) Clause (d) of the definition of “Indebtedness” set forth in Section 1.01 of the Credit Agreement is amended in its entirety, so that as amended such clause (d) shall read as follows:

“(d) all obligations (including, without limitation, Earnout Payments to the extent (but only to the extent) that such Earnout Payments are earned, due and payable but excluding working capital and other similar purchase price adjustments) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than one hundred twenty (120) days after the date on which such trade account was created unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP);”

(d) Section 5.18(a) of the Credit Agreement is amended in its entirety, so that as amended Section 5.18(a) shall read as follows:

“(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.18(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, Joint Ventures and partnerships and other equity Investments with a value in excess of $100,000 of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary (until the consummation of Step Two of the Allos Acquisition, other than Allos) thereof, except (i) such options and warrants relating to the Equity Interests of Talon to the extent that such options and warrants were in existence prior to the First Amendment Effective Date or (ii) as otherwise contemplated in connection with the Loan Documents.”

(e) Section 6.11 of the Credit Agreement is amended in its entirety, so that as amended Section 6.11 shall read as follows:

“6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions to (a) finance in part the Allos Acquisition, (b) repay the existing Indebtedness set forth on Schedule 4.01(k), (c) pay fees and expenses in connection with the Transaction, (d) finance in part the Talon Acquisition and Permitted Acquisitions and the payment of fees and expenses incurred in connection therewith, and (e) provide ongoing working capital and for general corporate purposes not in contravention of any Law or of any Loan Document.”

(f) Section 7.02(g) of the Credit Agreement is amended in its entirety, so that as amended Section 7.02(g) shall read as follows:

“(g) Indebtedness consisting of Earnout Payments incurred by the Borrower or a Subsidiary in connection with the Allos Acquisition, the Talon Acquisition or a Permitted Acquisition and the portion of the Allos Acquisition purchase price payable upon Step Two of the Allos Acquisition;”

(g) Section 7.03 of the Credit Agreement is amended by (i) deleting the word “and” from the end of subsection 7.03(o), (ii) replacing the period at the end of subsection 7.03(p) with “; and”, and (iii) adding the following new subsection 7.03(q) after subsection 7.03(p):

“(q) the Talon Acquisition so long as:

(i) no Default shall then exist or would exist after giving effect thereto;

(ii) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the incurrence of any Indebtedness to finance the Talon Acquisition on the date of closing thereof, the Loan Parties are in compliance with each of the financial covenants set forth in Section 7.11 (after giving effect to any amendments to such financial covenants after the First Amendment Effective Date and prior to the consummation of the Talon Acquisition);

(iii) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive within ten (10) days after the closing of the Talon Acquisition or such later date as the Administrative Agent shall agree in its sole discretion; provided that, with respect to deposit and securities accounts and owned real property, in each case, if any, such deadline shall be forty-five (45) days after the closing of the Talon Acquisition (or such later date as the Administrative Agent shall agree in its sole discretion) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) (other than Excluded Property) acquired with respect to Talon in accordance with the terms of Section 6.15 and Talon, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 6.14;

(iv) the Administrative Agent and the Lenders shall have received (A) a description of the material terms of the Talon Acquisition, including, without limitation, (x) a copy of the Talon Acquisition Agreement and (y) a statement of sources and uses, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (B) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to the Talon Acquisition), including, without limitation, a pro forma starting balance sheet, and (C) prior to or concurrently with the consummation of the Talon Acquisition, a certificate executed by a Responsible Officer of the Borrower certifying that the Talon Acquisition complies with the requirements set forth in this Section 7.03(q); and

(v) the Talon Acquisition shall be consummated in accordance with the Talon Acquisition Agreement.”

(h) Section 7.04(c) of the Credit Agreement is amended in its entirety, so that as amended Section 7.04(c) shall read as follows:

“(b) in connection with any Permitted Acquisition, Step Two of the Allos Acquisition and the Talon Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and”

(i) Section 7.06(e) of the Credit Agreement is amended in its entirety, so that as amended Section 7.06(e) shall read as follows:

“(c) the Borrower and each Subsidiary may make Earnout Payments in connection with the Allos Acquisition, the Talon Acquisition or a Permitted Acquisition; provided that, if an Event of Default has occurred and is continuing, the Borrower or such Subsidiary may make such Earnout Payment with the proceeds received from an issuance of Equity Interests; and”

(j) Section 7.06 of the Credit Agreement is further amended by (i) deleting the word “and” from the end of subsection 7.06(e), (ii) replacing the period at the end of subsection 7.06(f) with “; and”, and (iii) adding the following new subsection 7.06(g) after subsection 7.06(f):

“(g) the Borrower and each Subsidiary may make Restricted Payments to any Person that owns an Equity Interest in Talon as of the First Amendment Effective Date solely for the purpose of funding the redemption, purchase or other acquisition or retirement for value of such Equity Interests in Talon; provided, however, that the aggregate amount of all such Restricted Payments at any time shall not exceed $500,000.”

(k) Section 7.11(a) of the Credit Agreement is amended by inserting the following at the end of Section 7.11(a):

“Notwithstanding anything to contrary contained in this Agreement, for the period from the First Amendment Effective Date until August 30, 2013, the Talon Acquisition shall not be given effect for the purposes of calculating the Consolidated Interest Coverage Ratio.”

(l) Section 7.11(b) of the Credit Agreement is amended by inserting the following at the end of Section 7.11(b):

“Notwithstanding anything to contrary contained in this Agreement, for the period from the First Amendment Effective Date until August 30, 2013, the Talon Acquisition shall not be given effect for the purposes of calculating the Consolidated Leverage Ratio.”

(m) Section 7.16 of the Credit Agreement is amended in its entirety, so that as amended Section 7.16 shall read as follows:

“7.16 Amendment, Etc. of Allos Acquisition Documents, Talon Acquisition Documents and Indebtedness.

(a) Cancel or terminate any Allos Acquisition Document or any Talon Acquisition Document or consent to or accept any cancellation or termination thereof to the extent that such cancellation or termination would be materially adverse to the interests of Administrative Agent or any Lender;

(b) Amend, modify or change in any manner any term or condition of any Allos Acquisition Document or any Talon Acquisition Document or give any consent, waiver or approval thereunder in any manner materially adverse to the Lenders in their capacities as lenders, without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); or

(c) take any other action in connection with any Allos Acquisition Document or any Talon Acquisition Document that would impair the rights or interests of the Administrative Agent or any Lender.”

(n) Schedule 1.01(b) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting Schedule 1.01(b) attached hereto in lieu thereof.

2. Effectiveness; Conditions Precedent. The effectiveness of this Amendment and the amendments provided in Section 1 are subject to the satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i) original counterparts of this Amendment, duly executed by the Borrower, the other Loan Parties, the Administrative Agent, and the Required Lenders, together with all schedules thereto duly completed; and

(ii) such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Administrative Agent shall reasonably request;

(b) if, after giving effect the reduction in Aggregate Commitments as set forth in Section 1(n) of this Amendment the Total Outstandings exceed such new Aggregate Commitments, the Borrower shall have repaid Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2 unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Outstandings exceed the Aggregate Commitments at such time; and

(c) all other fees and reasonable and documented out-of-pocket expenses payable to the Administrative Agent and the Lenders (limited in the case of legal fees to the fees and expenses of one legal counsel to the Administrative Agent and the Lenders taken as a whole) to the extent invoiced with reasonable detail at least one (1) Business Day prior to the First Amendment Effective Date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3. Consent of the Loan Parties. Each Loan Party hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which it is a party (including without limitation the continuation of payment and performance obligations of such Loan Party and the effectiveness and priority of any Liens granted thereunder, in each case upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of such Loan Documents against such Loan Party in accordance with its terms.

4. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower and each other Loan Party represents and warrants to the Administrative Agent as follows:

(a) At the time of and immediately after giving effect to this Amendment, the representations and warranties made by each of the Borrower and each other Loan Party in Article V of the Credit Agreement, and in each of the other Loan Documents to which it is a party, are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Amendment;

(c) Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 6.01 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(d) The Guarantors party hereto are the only Persons that are required to be a party to the Guaranty pursuant to the terms of the Credit Agreement and the other Loan Documents; and

(e) This Amendment has been duly authorized, executed and delivered by the Borrower and each other Loan Party and constitutes the legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Entire Agreement. This Amendment, together with the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to any other party in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

6. Full Force and Effect of Credit Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, facsimile or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within such State, and shall be further subject to the provisions of Sections 11.14 and 11.15 of the Credit Agreement.

9. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10. References. From and after the date hereof, all references in the Credit Agreement and any of the other Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby and as from time to time hereafter further amended, modified, supplemented, restated or amended and restated.

11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, each other Loan Party, the Administrative Agent, each Lender and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Kurt A. Gustafson
	Name:	Kurt A. Gustafson
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:	ALLOS THERAPEUTICS, INC.

	By:	/s/ Abraham N. Oler
	Name:	Abraham N. Oler
	Title:	President

RIT ONCOLOGY, LLC

	By:	/s/ Brett L. Scott
	Name:	Brett L. Scott
	Title:	Manager

SPECTRUM PHARMACEUTICALS INTERNATIONAL HOLDINGS, LLC

	By:	Spectrum Pharmaceuticals, Inc.
	Its:	Managing Member

	By:	Kurt A. Gustafson
	Name:	Kurt A. Gustafson
	Title:	Executive Vice President and Chief Financial Officer

Spectrum

AMENDMENT NO. 1 TO CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
Name:	Denise Jones
Title:	Assistant Vice President

Spectrum

AMENDMENT NO. 1 TO CREDIT AGREEMENT

Signature Page

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ John C. Plecque
Name:	John C. Plecque
Title:	Senior Vice President

Spectrum

AMENDMENT NO. 1 TO CREDIT AGREEMENT

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Dennis Kim
Name:	Dennis Kim
Title:	Vice President

Spectrum

AMENDMENT NO. 1 TO CREDIT AGREEMENT

Signature Page

SCHEDULE 1.01(b)

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$33,333,333.34	66.666666667%
Wells Fargo Bank, National Association	$16,666,666.66	33.333333333%

Total	$50,000,000.00	100.000000000%

Schedule 1.01

Initial Commitments and Applicable Percentages